UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2026

GREENLANE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38875	83-0806637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 N Federal Hwy, Suite B200
Boca Raton FL	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 292-7660

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	GNLN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03. Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 herein is incorporated by reference into this Item 3.03.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 2, 2026, Greenlane Holdings, Inc. (the “Company”) filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”), with the Secretary of State of the State of Delaware to effect a 1-for-8 reverse stock split (the “Reverse Stock Split”) of the shares of Company’s Class A common stock, $0.01 par value per share (“Common Stock”), to be effective as of April 6, 2026.

As previously disclosed in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 25, 2026, at the Company’s Special Meeting of Stockholders held on March 25, 2026, the stockholders of the Company approved any amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Common Stock, within a range of 1-for-5 to 1-for-15 (or any number in between), without reducing the authorized number of shares of Common Stock, and the filing of a final amendment with the ratio within such range to be determined in the sole discretion of the Board of Directors of the Company (the “Board”) at any time on or before April 30, 2026, without further approval or authorization of the Company’s stockholders. The Board set the Reverse Stock Split ratio at 1-for-8 and approved and authorized the filing of the Certificate of Amendment on April 2, 2026.

As a result of the Reverse Stock Split, every eight (8) shares of pre-Reverse Stock Split Common Stock will be combined into one (1) share of post-Reverse Stock Split Common Stock, without any change in par value per share. Proportionate voting rights and other rights of holders of Common Stock will not be affected by the Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares as described below).

No fractional shares of Common Stock will be issued as a result of the Reverse Stock Split. In lieu of any fractional shares to which a holder of Common Stock would otherwise be entitled as a result of the Reverse Stock Split, the Company will pay cash equal to such fraction multiplied by the closing sales price of the Common Stock as reported on the Nasdaq Capital Market on April 2, 2026, which is the trading day immediately preceding the effective date of the Reverse Stock Split.

The Reverse Stock Split is intended for the Company to regain compliance with the minimum bid price requirement of $1.00 per share of Common Stock for continued listing on the Nasdaq Capital Market. The Reverse Stock Split was effective at 12:01 a.m., Eastern Time, on April 6, 2026, and the Common Stock began trading on a Reverse Stock Split-adjusted basis on the Nasdaq Capital Market at the opening of the market on April 6, 2026. The trading symbol for the Common Stock will remain “GNLN,” and the new CUSIP number of the Common Stock following the Reverse Stock Split is 395330 608.

The Reverse Stock Split affected all record holders of the Common Stock uniformly and did not affect any record holder’s percentage ownership interest in the Company, except for de minimis changes as a result of the elimination of fractional shares. Holders of Common Stock who hold in “street name” in their brokerage accounts do not have to take any action as a result of the Reverse Stock Split. Their accounts will be automatically adjusted to reflect the number of shares owned. Stockholders of record will be receiving information from Equiniti Trust Company, LLC regarding their stock ownership following the Reverse Stock Split and cash in lieu of fractional share payments, if applicable.

In addition, the Reverse Stock Split will apply to the Common Stock issuable upon the exercise of the Company’s outstanding warrants, pre-funded warrants and stock options, with proportionate adjustments to be made to the exercise prices in accordance with the applicable terms thereof. Furthermore, the number of shares of Common Stock available for issuance under the Company’s equity incentive plans will be proportionately adjusted for the Reverse Stock Split ratio, such that fewer shares will be subject to such plans.

The summary of the Certificate of Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Amendment, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Greenlane Holdings, Inc., filed with the Secretary of State of the State of Delaware on April 2, 2026.
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENLANE HOLDINGS, INC.

Date: April 6, 2026	By:	/s/ Jason Hitchcock
	Name:	Jason Hitchcock
	Title:	Chief Executive Officer